Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2011 FINANCIAL RESULTS

New York, New York, May 3, 2011 - Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three months ended March 31, 2011.

The following financial review discusses the results for the three months ended March 31, 2011 and March 31, 2010.

First Quarter 2011 and Year-to-Date Highlights

•	Recorded net income attributable to Genco for the first quarter of $13.4 million, or $0.38 basic and diluted earnings per share;

•	Maintained strong cash position of $285.2 million on a consolidated basis, including restricted cash;

o	$282.5 million for Genco Shipping & Trading Limited, including restricted cash
o	$2.7 million for Baltic Trading Limited

•	Completed the acquisition of 13 Supramax vessels from subsidiaries of Bourbon SA
o	Took delivery of the Genco Rhone, a Supramax new-building vessel, on March 29, 2011; and

•	Continued time charter strategy of fixing vessels on short term or spot market related contracts with options to convert to fixed employment contracts while market remains soft.

Financial Review: 2011 First Quarter

The Company recorded net income attributable to Genco for the first quarter of 2011 of $13.4 million, or $0.38 basic and diluted earnings per share. Comparatively, for the three months ended March 31, 2010, net income attributable to Genco was $33.5 million or $1.07 basic and $1.06 diluted earnings per share.

EBITDA was $68.0 million for the three months ended March 31, 2011 versus $73.6 million for the three months ended March 31, 2010.

Robert Gerald Buchanan, President, commented, “During the first quarter, we completed the acquisition of 13 Supramax vessels, solidifying Genco's position as an owner of a sizeable and modern drybulk fleet that adheres to stringent operational standards. Management remains focused on employing an opportunistic time charter approach while preserving the ability to benefit from future rate increases.  Consistent with this objective, we have several vessels employed on index-related time charters that provide the Company the option to convert to fixed rate time charters, increasing Genco's future earnings potential as market conditions improve.”

Genco’s voyage revenues increased 6.2% to $100.6 million for the three months ended March 31, 2011 versus $94.7 million for the three months ended March 31, 2010, mainly due to the increase in the size of our fleet and consolidated revenues from Baltic Trading Limited offset by lower charter rates achieved by some of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $19,155 per day for the three months ended March 31, 2011 compared to $30,248 per day for the three months ended March 31, 2010. The decrease in TCE rates resulted from lower charter rates achieved in the first quarter of 2011 versus the same period last year for the majority of the vessels in our fleet. Weather related disruptions reducing iron ore and coal volumes exported from Australia as well as peak newbuilding vessel deliveries during January of 2011 were the main contributors of reduced rates which affected the earnings of our vessels trading on spot market-related charters.  Also contributing to the lower TCE rates were the acquisition from Metrostar and Bourbon of smaller class vessels, as well as the consolidation of Baltic Trading’s fleet, which consists of predominantly smaller vessels.

Total operating expenses increased to $67.7 million for the three months ended March 31, 2011 from $46.3 million for the three month period ended March 31, 2010.  Higher vessel operating expenses, general, administrative and management fees and depreciation and amortization were recorded in the 2011 period as a result of the operation of a larger fleet. Vessel operating expenses were $24.8 million for the first quarter of 2011 compared to $14.9 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, the consolidated expenses of Baltic Trading Limited’s fleet and slightly higher crew related expenses for the first quarter of 2011 versus the same period last year.

Depreciation and amortization expenses increased to $33.1 million for the first quarter of 2011 from $24.8 million for the first quarter of 2010 as a result of the growth of our fleet offset by a decrease in depreciation due to a change in residual scrap value as described below. For the year beginning January 1, 2011, the Company revised its estimated residual scrap value from $175 per lightweight ton to $245 per lightweight ton which had the impact of decreasing depreciation expense $0.6 million for the three months ended March 31, 2011. The change in residual scrap value will only affect depreciation on a prospective basis. General, administrative and management fees increased to $8.9 million from $5.8 million during the comparative periods due to the addition of personnel as the fleet expanded, costs associated with Baltic Trading Limited as well as higher third-party management fees due to the growth of the fleet.

Daily vessel operating expenses, or DVOE, slightly increased to $4,748 per vessel per day during the first quarter of 2011 from $4,726 per vessel per day for the same quarter last year due to slightly higher crew costs on certain of our vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our 2011 DVOE budget is $5,200 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “Genco had $285.2 million of cash at the end of the first quarter and will utilize available credit facilities and cash to fund the three remaining Handysize vessels to be delivered in 2011. During a time when we continue to grow our high-quality fleet and enhance our long-term earnings power, we remain committed to maintaining a suitable capital structure and strong balance sheet for the benefit of shareholders. We also remain focused on ensuring an efficient cost structure as we increase the scale and scope of our operations.”

Liquidity and Capital Resources

 Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2011 and 2010 was $40.2 million and $55.0 million, respectively. The decrease in cash provided by operating activities was primarily due to lower net income for the first quarter of 2011, which resulted primarily from lower charter rates achieved in the first quarter of 2011 versus the same period last year for the majority of the vessels in our fleet. For the three months ended March 31, 2011 as compared to March 31, 2010, the lower net income was offset by significantly higher depreciation and amortization due to the operation of a larger fleet as well as a lower impact of the amortization of time charters acquired.

Net cash used in investing activities for the three months ended March 31, 2011 and 2010 was $36.0 million and $36.4 million, respectively.  The decrease was primarily due to deposits of restricted cash of $0.8 million during the three months ended March 31, 2011. For the three months ended March 31, 2011, cash used in investing activities primarily related to the purchase of vessels in the amount of $35.1 million. For the three months ended March 31, 2010, cash used in investing activities primarily related to the deposits on vessels in the amount of $35.6 million.

Net cash provided by financing activities was $0.5 million during the three months ended March 31, 2011 as compared to $198.6 million during the three months ended March 31,

2010. Cash provided by financing activities in 2011 mainly consisted of $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired offset by the following uses of cash: a $12.5 million repayment of debt under the 2007 Credit Facility, $4.7 million repayment of debt under the $253 Million Term Loan Facility, $0.8 million repayment of debt under the $100 Million Term Loan Facility, $0.2 million of deferred financing costs and the $2.9 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. For the same period last year, cash provided by financing activities consisted of $214.5 million of proceeds from the initial public offering of Baltic Trading Limited offset by repayments on the 2007 Credit Facility of $12.5 million, $3.1 million for payments of common stock issuance costs and $0.3 million of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, and assuming deliveries of the vessels we have agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that four of our vessels will be drydocked in the second quarter of 2011 and an additional seven vessels will be drydocked in the remainder of 2011.  We further anticipate that 17 of our vessels will be drydocked in 2012.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2012 to be:

	Q2 2011	Q3-Q4 2011	2012
Estimated Costs (1)	$2.5 million	$4.5 million	$10.4 million
Estimated Offhire Days (2)	80	140	340

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Leader completed its drydocking during the first quarter of 2011 at a cumulative cost of approximately $0.6 million. The vessel was on planned offhire for an aggregate of 18 days in connection with its scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2011	March 31, 2010
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Voyage revenues	$ 100,619	$ 94,681
Service revenue	810	-
Total revenues:	101,429	94,681

Operating expenses:
Voyage expenses	968	737
Vessel operating expenses	24,795	14,887
General, administrative and management fees	8,851	5,797
Depreciation and amortization	33,081	24,834
Total operating expenses	67,695	46,255

Operating income	33,734	48,426

Other (expense) income:
Other (expense) income	(55)	29
Interest income	172	76
Interest expense	(21,321)	(15,430)
Other expense:	(21,204)	(15,325)

Net income before income taxes:	12,530	33,101

Income tax expense	(359)	-

Net income	12,171	33,101
Less: Net loss attributable to noncontrolling interest	(1,255)	(349)

Net Income attributable to Genco Shipping & Trading Limited	$ 13,426	$ 33,450

Earnings per share - basic	$ 0.38	$ 1.07

Earnings per share - diluted	$ 0.38	$ 1.06

Weighted average shares outstanding - basic	35,142,110	31,405,798

Weighted average shares outstanding - diluted (1)	35,218,699	31,543,465

	March 31, 2011	December 31, 2010
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$ 285,216	$ 279,877
Current assets	299,535	293,681
Total assets	3,190,707	3,182,708
Current liabilities (including current portion of long term debt)	120,964	118,022
Total long-term debt and notes payable (including current portion)	1,750,754	1,746,248
Shareholders' equity (including non-controlling interest)	1,367,526	1,348,153

	Three Months Ended
	March 31, 2011	March 31, 2010
	(unaudited)

Net cash provided by operating activities	$ 40,152	$ 54,993
Net cash used in investing activities	(36,024)	(36,419)
Net cash provided by financing activities	461	198,642

(1) The convertible notes were anti-dilutive for the quarter ending March 31, 2011.

		Three Months Ended
		March 31, 2011	March 31, 2010
		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited		$ 13,426	$ 33,450
+	Net interest expense	21,149	15,354
+	Tax	359	-
+	Depreciation and amortization	33,081	24,834
	EBITDA(1)	68,015	73,638

	Three Months Ended
	March 31, 2011	March 31, 2010
GENCO STANDALONE FLEET DATA:	(unaudited)
Total number of vessels at end of period	50	35
Average number of vessels (2)	49.0	35.0
Total ownership days for fleet (3)	4,413	3,150
Total available days for fleet (4)	4,392	3,106
Total operating days for fleet (5)	4,365	3,093
Fleet utilization (6)	99.4%	99.6%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 20,533	30,248
Daily vessel operating expenses per vessel (8)	4,729	4,726

	Three Months Ended
	March 31, 2011	March 31, 2010
CONSOLIDATED FLEET DATA:	(unaudited)
Total number of vessels at end of period	59	35
Average number of vessels (2)	58.0	35.0
Total ownership days for fleet (3)	5,223	3,150
Total available days for fleet (4)	5,202	3,106
Total operating days for fleet (5)	5,174	3,093
Fleet utilization (6)	99.5%	99.6%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 19,155	30,248
Daily vessel operating expenses per vessel (8)	4,748	4,726

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 3, 2011, the average age of our current fleet, consisting of vessels already delivered to us, was 6.4 years, as compared to the average age for the world fleet of approximately 14 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2011	100% of BCI(4)
Genco Tiberius	2007	Cargill International S.A.	September 2011	31,000
Genco London	2007	Cargill International S.A.	September 2011	31,000
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)

Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000
Genco Maximus	2009	Swissmarine Services S.A.	November 2011	98.5% of BCI(6)
Genco Claudius	2010	Swissmarine Services S.A.	January 2012	98.5% of BCI(6)

Panamax Vessels
Genco Beauty	1999	U-Sea Bulk A/S, Copenhagen	March 2012	100% of BPI(7)
Genco Knight	1999	Swissmarine Services S.A.	February 2012	100% of BPI(7)
Genco Leader	1999	J. Aron & Company	December 2011	100% of BPI(8)
Genco Vigour	1999	Global Maritime Investments Ltd.	December 2011	100% of BPI(9)
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250
Genco Surprise	1998	Global Maritime Investments Ltd.	November 2011	97% of BPI(10)
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Swissmarine Services S.A.	November 2011	100% of BPI(11)

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd.	June 2011	22,500
Genco Warrior	2005	Klaveness Chartering	November 2011	102% of BSI(12)
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2011	21,750
Genco Cavalier	2007	MUR Shipping B.V.	September 2011	19,200
Genco Lorraine	2009	Olam International Ltd.	June 2012	18,500
Genco Loire	2009	Oldendorff GMBH and Co.	August 2011	20,250
Genco Aquitaine	2009	Klaveness Chartering	March 2012	102% of BSI(13)
Genco Ardennes	2009	Klaveness Chartering	August 2012	19,000
Genco Auvergne	2009	Trafigura Beheer B.V.	October 2011	102% of BSI(12)
Genco Bourgogne	2010	Setaf-Saget SAS	November 2011	19,900
Genco Brittany	2010	Swissmarine Services S.A.	December 2011	102% of BSI(12)
Genco Languedoc	2010	Swissmarine Services S.A.	November 2011	102% of BSI(12)
Genco Normandy	2007	Setaf-Saget SAS	June 2011	15,250(14)
Genco Picardy	2005	Trafigura Beheer B.V.	December 2011	100% of BSI(15)
Genco Provence	2004	Setaf-Saget SAS	December 2011	20,250
Genco Pyrenees	2010	Setaf-Saget SAS	July 2011	19,000
Genco Rhone	2011	AMN Bulkcarriers Inc.	February 2012	102% of BSI

Handymax Vessels
Genco Success	1997	Swissmarine Services S.A.	January 2012	90% of BSI(16)
Genco Carrier	1998	ED & F MAN Shipping Ltd.	February 2012	92.5% of BSI(17)
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000
Genco Wisdom	1997	Klaveness Chartering	September 2011	14,150(18)
Genco Marine	1996	STX Pan Ocean Co. Ltd.	May 2011	12,000(19)
Genco Muse	2001	Trafigura Beheer B.V.	May 2011/April 2012	12,500/ 95% of BSI(20)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2011	Spot(21)
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2011	Spot(21)
Genco Progress	1999	Lauritzen Bulkers A/S	May 2012	Spot(21)
Genco Reliance	1999	Lauritzen Bulkers A/S	May 2012	Spot(21)
Genco Sugar	1998	Lauritzen Bulkers A/S	May 2012	Spot(21)
Genco Charger	2005	AMN Bulkcarriers Inc.	December 2011	100% of BHSI(22)
Genco Challenger	2003	AMN Bulkcarriers Inc.	December 2011	100% of BHSI(22)
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2012	100% of BHSI(22)
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(23)	(24)
Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(23)	(24)

Vessels to be Delivered
Handysize Vessels
Genco Avra	2011 (25)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing(23)	(27)
Genco Mare	2011 (25)	Cargill International S.A.	45.5-50.5 months after delivery	115% of BHSI(26)
Genco Spirit	2011 (25)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing(23)	(27)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named ‘‘Net Revenue Daily Rate’’ and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, Genco allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. The minimum remaining term for the Genco Titus is on September 16, 2011, at which point the respective liabilities were or will be amortized to zero and the vessels began or will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.
(4)  The charter is based on 100% of the average of the daily rates of the BCI, as reflected in daily reports.  The duration of the time charter is 10.5 to 14.5 months with hire payment being made in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert the charter to a fixed rate based on 100% of Capesize FFA values
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) The duration of the spot market-related time charter for both vessels is 11 to 13.5 months with a hire payment based on 98.5% of the average of the daily rates of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.
(7) We have reached an agreement with U-Sea Bulk A/S, Copenhagen on a spot market-related time charter for the Genco Beauty based on 100% of the Baltic Panamax Index, or BPI, as reflected in daily reports, except for the initial 30 days after delivery in which hire is based on 100% of the Baltic Panamax P3A.  The charter commenced on April 24, 2011.  For the Genco Knight, we have reached an agreement with Swissmarine Services S.A. for 10.5 to 13.5 months that commenced on March 23, 2011 at a rate based on 100% of the BPI as reflected in daily reports.  For both vessels, hire will be paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%.
(8) We have reached an agreement with J. Aron & Company on a spot market-related time charter for 11 to 13.5 months at a rate based on 100% of the BPI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate 10 months after delivery based on Panamax FFA values at 100%.
(9) We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter for 10.5 to 13.5 months at a rate based on 100% of the BPI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate 10 months after delivery based on Panamax FFA values at 100%.
(10) The rate for the spot market-related time charter is based on 97% of the average of the daily rates of the BPI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission. Genco maintains the option to convert the balance of any period after the initial 50 days and up to 9.5 months after delivery to a fixed rate based on Panamax FFA values at 97%.
(11) We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 11 to 13.5 months with the rate based off 100% of the average of the daily rates of the BPI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period after the initial 45 days at a fixed rate based on Panamax FFA values at 100%. The vessel delivered to its current charter on December 23, 2010.
(12) The rate for the spot market-related time charter is based on 102% of the average of the daily rates of the Baltic Supramax Index, or BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period after the initial 30 days to a fixed rate based on Supramax FFA values at 102% for the Warrior and 100% for the Auvergne, Languedoc and Brittany.
(13) We have reached an agreement with Klaveness Chartering on a spot market-related time charter based on 102% of the BSI, as reflected in daily reports.  Hire is paid in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period to a fixed rate based on Supramax FFA values at 102%.  The duration of the charter is 11 to 13.5 months commencing on April 26, 2011.
(14) We have reached an agreement with Setaf-Saget SAS at a rate of $15,250 per day less a 5.00% third party brokerage commission for approximately 60 days.  If the time charter exceeds 68 days, hire is to be $16,000 per day.  Payment is made in advance.  The vessel delivered to its current charterer on April 4, 2011.
(15)  We have reached an agreement with Trafigura Beheer B.V. on a spot market-related time charter based on 100% of the average of the daily rates of the BSI, as reflected in daily reports.  The duration of the charter is 10.5 to 13.5 months with payment being made in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.
(16) We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for a minimum 11 months with a maximum expiration date of March 15, 2012 at a rate based on 90% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance period after the initial 30 days at a fixed rate based on Supramax FFA values at 90%.

(17) We have reached an agreement with ED & F MAN Shipping Ltd. on a spot market-related time charter for 11 to 13.5 months at a rate based on 92.5% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance period at a fixed rate based on Supramax FFA values at 92.5%.  The vessel delivered to its new charterer on March 8, 2011.
(18) We have reached an agreement with Klaveness Chartering at a rate of $12,750 per day for the first 30 days of the charter less a 5.00% third party brokerage commission and $14,150 for the remainder of the charter less a 5.00% third party brokerage commission.  The duration of the charter is 8.5 to 11.5 months.
(19) We have reached an agreement with STX Pan Ocean Co. Ltd. at a rate of $12,000 per day that began on April 3, 2011 for one North Pacific round voyage to Japan.  Hire payment is made in advance less a 5.00% third party brokerage commission.  The vessel will proceed to drydocking on or about May 15, 2011.
(20) We have reached an agreement with Trafigura Beheer B.V. on a spot market-related time charter based on 95% of the average of the daily rates of the BSI, as reflected in daily reports.  The duration of the charter is 11 to 14.5 months with payment being made in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 95%.  The charter is to begin on or about May 15, 2011.  The vessel went into drydock for scheduled repairs on April 17, 2011 and came out of the yard on April 28, 2011.
(21) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.
(22)  The Genco Charger, Challenger and Champion delivered to their current charterer following the completion of their previous charters on January 14, 2011, January 22, 2011 and April 21, 2011 respectively.  The rate for the spot market-related time charters are based on 100% of the average of the daily rates of the Baltic Handysize Index, or BHSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period at a fixed rate based on Handysize FFA values.
(23) The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index, or BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.
(24) These vessels were acquired with existing time charters with below-market rates. As described in footnote 27, intangible liabilities will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. Specifically, for the Genco Ocean and Genco Bay, the daily amount of amortization associated with them will be approximately $700 and $750 per day over the actual cash rate earned, respectively.
(25) Built & delivery dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(26) The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.
(27) These vessels were acquired with existing time charters with below-market rates. For the time charters that are below-market, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Wednesday, May 4, 2011 at 8:30 a.m. Eastern Time, to discuss its 2011 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 417-2254 or (719) 325-2336 and enter passcode 6391931.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6391931. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the Company’s acquisition or disposition of vessels; (xi) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the fulfillment of the closing conditions under, and the execution of customary additional documentation for, the Company’s agreements to acquire a total of three drybulk vessels; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its reports on Form 10-Q and Form 8-K.